Exhibit 5

VOTING PROXY AGREEMENT

In consideration of the receipt of the Series A Preferred Stock granted pursuant to the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) between the undersigned Purchaser (the “Purchaser”) and Kindara Inc. (the “Company”), the Purchaser hereby grants an irrevocable general proxy appointing SI Securities, LLC (the “Proxy Holder”) pursuant to the terms of this voting proxy agreement (the “Agreement”), with full power of substitution, as proxy of the Purchaser, with full power of substitution, to vote on behalf of the Purchaser in all matters with respect to the Purchaser’s shares of the Series A Preferred Stock of the Company granted under the Purchase Agreement (the “Securities”) and without consultation of Purchaser. The parties recognize that execution of this Agreement is a condition precedent to the Purchaser’s receipt of the Securities, and accordingly that the Proxy Holder is authorized to act on behalf of certain other holders of Series A Preferred Stock. The number of Securities subject to this voting proxy shall be adjusted for stock splits, stock dividends, stock combinations and the like. In the event of any proposed transfer of any Securities, the Purchaser agrees that the Securities proposed to be transferred, donated or otherwise distributed (collectively, a “Transfer”) shall be subject the terms of this Agreement and any transferee, donee, heir or distributee (the “Transferee”) shall, as a condition precedent to such Transfer, become a party to this Agreement by executing such documents as may be requested by the Proxy Holder to evidence this voting proxy.

The proxy granted hereunder is given in consideration of the agreements and covenants of the Company in connection with the grant of shares and, as such, is coupled with an interest and shall be irrevocable unless and until it expires pursuant to the terms hereof, and shall survive the death, incompetency and disability of the Purchaser (if an individual) or the merger or reorganization of the Subscriber or any other entity holding the Securities (if an entity). However, the Proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of the Company’s common stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Company’s common stock. This proxy shall be governed by the laws of the State of Delaware, regardless of choice of law. The Purchaser further agrees to execute such instruments, documents, agreements and other writings and to do such further things, as the other party may reasonably request in order to promptly and effectively complete and further evidence this voting proxy.

PURCHASER

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